DRESSER-RAND

West8 Tower
10205 Westheimer Rd., Suite 1000
Houston, TX 77042
Phone: 713-973-5482

Mark E. Baldwin
Executive Vice President & CFO

July 7, 2008

Mr. Raymond L. Carney
Via e-mail

Dear Ray,

We are very pleased to offer you the position of Vice President, Chief Accounting Officer, and Corporate Controller for Dresser-Rand, reporting to me. This position is an elected officer of the company. We expect that you will join Dresser-Rand on or around August 2, 2008, and will assume this position effective on or around November 1, 2008, when Lonnie Arnett, our current CAO and Corporate Controller, retires from the company. We will mutually agree on a suitable interim title and you will work with Lonnie and with me during the intervening weeks in an orderly transition program that we have designed to overlap with Lonnie and get you acclimated to Dresser-Rand, our business, and our finance function.

Ray, we were impressed with your experience and knowledge. We hope you are excited about Dresser-Rand. We are confident that you will be successful with us in this role.

Your annual salary will be $210,000. The annual incentive program bonus target will be 45% of base salary. Your 2008 bonus payment will be pro-rated for the actual number of full months that you are employed by D-R in 2008.

You will be eligible for the Dresser-Rand long-term incentive program. Our 2008 program includes a combination of stock options and restricted stock that vests on a pro-rata basis over a 4-year period. You will also receive an initial annual grant valued at $165,000. This grant is equivalent to the annual market median for a Corporate Controller position in a similar company. D-R has adopted four annual fixed dates on which equity grants are made. We will grant your 2008 long-term incentive equity on the first fixed grant date following your start date.

Participation in our employee benefit program will begin on the first of the month following your start date. In addition, you will be eligible for the executive level relocation program. The details of this program will be sent to you separately by Lynna Bond.

We appreciate the fact that you made a househunting trip to Houston with your family and hope you found it informative and useful. In addition to the executive level relocation program, we will also provide you with a one-time relocation bonus of $30,000.

The Company and the Compensation Committee of the Board are currently reviewing proposals for a Change in Control policy and program to be implemented in 2008. The benefit level for the position of V.P., CAO, and Corporate Controller in this program will be no less than 1.5 years equivalent of salary and annual bonus, and the agreement will contain terms normal and customary for such agreements.

This offer is subject to the Board of Directors electing you to this officer position.

All offers of employment are contingent upon providing the necessary documentation to ensure compliance with the Immigration Reform and Control Act of 1986, signing company policy agreements such as our Code of Conduct, and completing a successful standard pre-employment drug screening and background check. After we determine your start date and the transition process, Lynna Bond (713-973-5380) will be your contact to make arrangements for these procedures.

If you have any questions, please contact me directly.

Very truly yours,

Mark E. Baldwin

Cc: Beth Powers

I accept the offer of employment from Dresser-Rand, as described above.

7/8/08

(Signature) (Date)